CODE OF ETHICS

INTRODUCTION TO CODE OF ETHICS

This Code of Ethics (“Code”) sets out standards for business conduct for Research Affiliates, LLC (“Company”) based on fundamental principles of openness, integrity, honesty, and trust, as well as our fiduciary duties. The purpose of the Code is to convey to our employees the importance we place on ethical and lawful conduct, and to educate our employees on how to live up to not only the letter of the law, but also to our Company’s core values.

1.	Fiduciary Duty

We owe a fiduciary duty to all of our clients and we recognize and understand the requirements of this duty and act accordingly. As part of the fiduciary duty, we owe to all our clients:

•	Duty of loyalty;
•	Duty to act in clients’ best interest;
•	Duty to act with care in handling client matters; and
•	Duty to avoid conflicts of interest.

We put the interests of our clients ahead of our own. We cannot favor or give preference to any advisory client over any other client. In order to avoid any and all actual, potential, or the appearance of a conflict of interest, we are all strictly prohibited from having a personal interest in any matters that may bias the performance of our duties. We cannot waive or negotiate away our fiduciary or other duty that we owe to our clients.

2.	Explicit Prohibitions

We cannot:

•	Knowingly compete with, aid, or advise any person, firm, or corporation in competing with us in any way, or engage in any activity in which our personal interests in any manner conflict, or might conflict, with those of the Company or our clients.
•	Be employed by or have, directly or indirectly, a significant financial interest in any business that is engaged in the same or similar lines of business as the Company.
•	Accept or request, directly or indirectly, any favor or thing of value from any person, firm, or non-affiliated corporation, negotiating, contracting, or in any way dealing with the Company, if the favor or thing of value might influence negotiations, contracts, or transactions; and if we are offered any favor or thing of value, directly or indirectly, we shall immediately report it to the Compliance Department.
•	Directly or indirectly, give any favor or thing of value to, or engage in the entertainment of, any person, firm, or non-affiliated corporation, negotiating, contracting, or in any way dealing with the Company, except as may be consistent with generally acceptable ethical standards, our policies and procedures, and accepted business practices and not in violation of any applicable law or client standard of conduct.
•	Accept or offer gifts and entertainment; make political or charitable contributions, to obtain or retain client business or contracts with government entities inconsistent with, or in violation of,
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our Gifts and Entertainment, Foreign Corrupt Practices Act, or Political Contributions Policies. We cannot consider current or anticipated business relationships as a factor in soliciting political or charitable contributions. (Please note that some clients of the Company require that we disclose all political contributions and solicitations for contributions to or concerning any of their elected or appointed officials. Employees may be required to certify to the company that they are in compliance with these guidelines. For more information, see our Gifts and Entertainment, and Political Contributions Policies.)

•	Participate in any negotiations or dealings of any sort with any person, firm, or non-affiliated corporation in which we individually have, directly or indirectly, an interest, whether through a personal relationship that is more than mere acquaintance, or through stockholding or otherwise, except an ordinary investment not sufficient to in any way affect our judgment, conduct, or attitude in the matter, or give us a personal interest therein.
•	Receive, in addition to our regular salary, fees, or other compensation, any money or thing of value, directly or indirectly, or through any substantial interest in any non-affiliated corporation or business of any sort, or through any personal relationship, for negotiating, procuring, recommending, or aiding in any purchase, sale, or rental of property or any loan made by or to the Company; nor shall we have any financial or other personal interest, directly or indirectly, or through any other non-affiliated corporation or business or through any personal relationship, in a purchase, sale, rental or loan.
•	Give or release to anyone, unless properly authorized, any information of a confidential nature concerning the Company or our clients.
•	Use Material Non-Public Information, personally or on behalf of others, for trading of securities.
3.	delivery and availability of the COMPLIANCE MANUAL, CODE OF ETHICS, and any AMENDMENTS

The Company shall provide to every employee a copy of the Compliance Manual, including the Code of Ethics, and any amendments (“Manual”), and obtain from each employee through the Personal Trading Control Center (“PTCC”) system an acknowledgement of their receipt and understanding of the Manual. Accordingly, the Research Affiliates Compliance Department provides the Manual to new employees at the time they begin their work at Research Affiliates. Hereafter, the employee is required to certify through the PTCC system to having received and understood these documents. The Compliance Department also provides these documents to employees once each year through the PTCC system and at the time of any amendments and receives through the PTCC system each employee’s certification of their receipt and understanding of the Manual. Further, the Manual is provided to employees through Research Affiliates’ intranet site (MyRA). All employees are required to be familiar with this MyRA site and to know how to access these important compliance documents.

4. Reporting Violations

Research Affiliates places great importance on the Manual and expects all employees to strictly comply with all policies and procedures therein. Rule 204A-1 of the Advisers Act requires prompt internal reporting of any violations of the Code of Ethics. Therefore, any and all violations of the Code of Ethics,

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past or current, and any concerns of potentially foreseeable future violations should be immediately reported to the Chief Compliance Officer (“CCO”). Failure to report either known violations committed by others or information learned that may indicate a potential for future violation of this Code by another employee will be deemed a personal violation by the non-disclosing member. Further, it is our policy to protect individuals who report violations. Retaliation against any employee who reports a violation is not tolerated. Any employee who engages in any retaliatory action against an employee who has reported or is thinking about reporting a potential violation of these Policies, including the Code of Ethics, shall be treated as if they violated the Code of Ethics and shall be subject to immediate disciplinary action.

5. COMPLIANCE WITH APPLICABLE FEDERAL SECURITIES LAWS

All employees must comply with the federal securities laws applicable to both Research Affiliates and its employees since Research Affiliates is an SEC registered investment adviser. Advisers Act Rule 204A-1e(4) defines “federal securities laws” in this context to include the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury. Many of the policies and procedures set out in this Manual, including the Code of Ethics, along with Research Affiliates’ compliance program are designed to aid Research Affiliates and its employees to comply with all such laws as they apply to business conducted by Research Affiliates and its employees.

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Privacy and Confidentiality Policy

1. Introduction

Research Affiliates places great importance on protecting the personal information and privacy of our clients. In compliance with the Gramm Leach Bliley Act (“GLBA”) and Regulation S-P, as well as state rules in the U.S. and, when applicable, various international rules, we have created a privacy and confidentiality policy (the “Privacy Policy”) establishing policies and procedures to:

•	Ensure the confidentiality of client records and information;
•	Protect against any anticipated threats or hazards to the security of client records and information; and
•	Protect against unauthorized access or use of client records or information that could result in “substantial harm” or “inconvenience” to any current or former client.

The Privacy Policy serves as formal documentation of our ongoing commitment to our clients’ privacy. Employees are not allowed to access clients’ personal information unless they have a specific need to know such information in order to provide products or services to our clients. All employees must exercise the utmost caution in handling and processing information and documents relating to our clients.

2. Privacy Policy

The privacy of our clients is a priority. We do not disclose clients’ personal information to anyone outside of the Company. We protect the security and confidentiality of our clients’ personal information.

Our Privacy Policy applies to anyone who is a current or former client or who use our services. Any information that identifies a client or a client’s account is deemed to be “personal information.”

The law allows clients to “opt out” of only certain kinds of information-sharing with third parties. We do not share personal information about our clients with any third parties that trigger the “opt out” rights.

The following describes our approach to privacy and how personal information about our clients is collected and used.

2.1 Collection of Personal Information

We collect personal information in the normal course of business in order to better administer client accounts and to serve clients better.

•	We collect information from our clients when an account is first opened. This information may include name, address, social security number, tax identification number, and information about a client’s financial interests. We may also collect information from consumer-reporting agencies to verify our client’s identity.
•	We may collect information through use of “cookies” when we open our website to clients.
•	We collect and maintain personal information about client transactions, including balances, positions, and history in order to administer and maintain client accounts and to comply with regulatory requirements.
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2.2 Protection of Personal Information

We only use client personal information to serve the client’s needs.

•	We use good faith efforts to assure the security of our clients’ personal information. Companies that we hire to provide support services are not allowed to use our clients’ personal information for their own purposes and are contractually required to maintain strict confidentiality and not to use our clients’ personal information in any way other than as expressly authorized by us or the client.
•	We restrict access to personal information of our clients to our employees and agents for legitimate business purposes only. All employees are contractually obligated to maintain the confidentiality of our clients’ personal information and are required to safeguard such information.
•	We maintain physical, electronic, and procedural safeguards to protect our clients’ personal information.

2.3 Sharing of Personal Information

We share our clients’ personal information only in the following limited circumstances:

•	We disclose personal information to companies that assist us in processing transactions for client accounts, such as executing trades at an exchange.
•	We may enter into contracts with third parties to assist us in servicing client accounts. For example, we may enter into a contract for the printing and mailing of account statements. Any such contract would prohibit the service provider from using our clients’ personal information for the service provider’s own purposes, and the third party is required to maintain the confidentiality of our clients’ personal information.
•	We may disclose or report personal information to the extent we reasonably believe, in good faith, that the law requires disclosure or reporting.

2.4 Maintenance of Personal Information

We periodically evaluate our efforts to maintain the confidentiality of our clients’ personal information, and we make every effort to keep our clients’ personal information accurate and up-to-date. If a client identifies any inaccuracy in their personal information, or if a client needs to make a change to their personal information, we ask that they contact us so that we may promptly update our record.

2.5 Privacy Online

Privacy, security and service in our online operations are just as critical as in the rest of our business. We therefore employ all of the safeguards described above. In addition, we use a variety of protections to maintain the security of each client‘s online session. We make extensive use of firewall barriers, encryption techniques, and authentication procedures. When clients visit our Internet sites, we may also collect technical and navigational information, such as computer browser type, Internet protocol address, pages visited, and average time spent on websites. This information may be used, for example, to alert clients to software compatibility issues, or it may be analyzed to improve our web design and functionality.

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2.6 Client Connection

Clients may interact with us in various ways, and when they do, we may exchange information with parties in addition to those described above. For example, if a client conducts business with Research Affiliates through an employer or investment professional, we may exchange the information we collect with them or with others at their direction. If we provide services to clients on behalf of their employer, we may collect and exchange information such as payroll, banking, and insurance data, in addition to the information listed above. Information collected from investment professionals’ customers is not shared with our affiliates for marketing purposes, except with the consent of the investment professional or the customer.

If a client interacts with us directly as an individual investor, to the extent permitted by all applicable rules and regulations, we may exchange information about that client, as described above, with our affiliates to offer our products and services.

3. Confidentiality

All employees must ensure the confidentiality of client records and sensitive corporate information. Research Affiliates has implemented the following procedures for handling confidential material and for maintaining confidentiality:

•	All employees, as part of their employment agreement with Research Affiliates, enter into a confidentiality agreement which obligates them to retain company and client information in a confidential manner. In addition, all third-party providers, consultants, and vendors who have any access to the systems and data of the company are also required to execute a confidentiality agreement as a condition to their providing services to the Company.
•	All information of and concerning a client is to be held in the strictest of confidence. Even the existence of a client relationship with Research Affiliates is to be held in confidence absent the specific consent of the client to disclose such information. All written materials produced in the course of research projects, portfolio management or advisory services are to be treated as confidential, whether marked as such or not on the face of such materials.
•	All information of and concerning research projects, the investment process, the constituents and weighting of any of our indexes and any other information concerning the business and operations of Research Affiliates are to be held in the strictest of confidence. Such information is to never be shared with outside parties absent specific authorization from an officer of the company. In addition, employees should share information internally on a need to know basis only.
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Material Non-Public Information

1. Introduction

Research Affiliates believes that strict adherence to applicable federal and state securities laws is in the best interests of our clients, employees, the securities industry, and the investing public. We believe that misuse of Material Non-Public Information (defined further below) in trading Securities is detrimental to the securities industry and the investing public. Therefore, Research Affiliates maintains and enforces written policies and procedures reasonably designed to be consistent with the nature of our business to prevent the misuse by any of our employees of Material Non-Public Information.

No Research Affiliates officer, director, or employee shall, either directly or indirectly:

•	Purchase, sell, or engage in a transaction, either personally or on behalf of others (such as private accounts managed by Research Affiliates), involving any asset while in possession of Material Non-Public Information; or
•	Communicate Material Non-Public Information to any employee or other person except to, or with the prior consent of, the CCO.

2. Persons covered by the Policy

This policy applies to every Research Affiliates employee, and extends to activities both within and outside their duties at Research Affiliates. All employees must read, become familiar with, acknowledge receipt of, and agree to review at least annually these Policies.

These Policies are only general guidelines to be followed by all Research Affiliates’ employees and do not include all laws, rules, regulations, and orders that govern our business activities, and cannot address every possible matter. If any employee has any questions not addressed in these Policies, or believes that application of a policy or procedure would be inappropriate in particular circumstances, he/she must seek the guidance of the CCO.

3. Material non-public information

These Policies set forth guidelines regarding the duty of each employee of Research Affiliates to avoid professional or personal investment transactions that may constitute a prohibited activity, and to comply with Research Affiliates’ policy regarding Material Non-Public Information and insider trading. “Material Non-Public Information” is any information about a company or a security that is not publicly available and that a reasonable investor would consider material when making an investment decision, or information that is reasonably likely to have an effect on the price of a security.

4. PROHIBITIONS AGAINST USING MATERIAL, NON-PUBLIC INFORMATION

Purchasing, selling, or engaging in a transaction involving any security while in possession of Material Non-Public Information or communication of such information is unlawful subjecting you and the company to criminal and civil penalties. Research Affiliates’ employees, shall not, for their own benefit or for the

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benefit of the company, any Client, or any other person, either directly or indirectly, trade or recommend trading on the basis of Material Non-Public Information.

Violation of policies and procedures concerning Material Non-Public Information by any Research Affiliates employee is a serious violation of their employment obligations and may subject them to immediate disciplinary action, up to and including termination.

4.1 When is information considered to be “Material?”

Information is generally considered to be “Material” if a reasonable investor would consider it material when making an investment decision or the information is reasonably likely to have an effect on the price of a security. For example, the following types of information about a publicly traded company may be considered “Material”: significant changes in financial condition; proposed dividend increases or decreases; significant changes from analysts’ earnings estimates; significant changes in previously released earnings estimates by a company; significant changes in operations; a significant increase or decline of orders; significant merger or acquisition proposals or agreements; significant new products or discoveries; extraordinary management developments; or the purchase or sale of substantial assets. Information concerning any changes of these types, even if not significant, may be “Material” in some instances.

4.2 When is information considered to be “Non-Public?”

Information is generally considered to be “Non-Public” if it was received under circumstances that indicate that it is not yet in general circulation, or if a reasonable person would believe that it was received under an explicit or implicit obligation not to disclose. Information is generally considered to be publicly available if it is available from a news source, together with the passage of enough time for the market to absorb the information.

Material Non-Public Information is sometimes referred to as “inside information,” meaning that the information was obtained directly or indirectly from the company or their employees. However, Material Non-Public Information does not have to be obtained from insiders to the company. For example, certain information about the contents of a forthcoming newspaper article that was expected to affect the market price of a security may be considered to be Material Non-Public Information.

4.3 Procedures in handling the receipt of Material Non-Public Information

Whenever you believe that you may have received Material Non-Public Information about a security or a company, you shall not:

•	Trade in or recommend trading in that security (or related securities) or any other security issued by that company unless expressly permitted to do so by the CCO; or
•	Disclose the information to anyone unless expressly permitted to do so by the CCO, Chief Investment Officer (“CIO”), Chief Operating Officer (“COO”), or Chief Executive Officer (“CEO”).

If you have any question about whether information is material, inside or non-public, such question must first be resolved before trading, recommending trading, or divulging the information. As such, you must immediately and confidentially communicate all related facts and circumstances to the CCO or Chief Legal Officer (“CLO”) to enable such counsel to properly investigate the matter and determine whether an opinion from outside legal counsel may be warranted.

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You shall not disclose any Material Non-Public Information to any third party or client. You shall not disregard the restrictions on insider trading imposed by the federal securities laws.

4.4 Prohibition on spreading false information

Employees are prohibited, either directly or indirectly, from intentionally creating false information or spreading rumors intended to affect securities prices, or other potentially manipulative conduct.

Any question you may have regarding these or any other policies and procedures should be discussed with the CCO.

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Personal SECURITIES Trading and reporting POLICY

In an effort to prevent any violation of the securities laws, rules and regulations and to avoid any conflict of interests or the appearance of any such conflict of interests between the Company and its clients or between employees and the Company or the Company’s clients, employees are prohibited from engaging in a purchase or sale of any of the following (including through a managed account) in which the employee has a “Beneficial Interest”: (1) an individual publicly traded “Security”, (2) a derivative instrument which derives its value from any such individual publicly traded Security or a commodity, (3) any instrument that is convertible into any individual, publicly traded Security, (4) interests in a real estate investment trust, or (5) interests in an initial public offering.

Exceptions to the above prohibitions on personal trading include the following: (1) trading in U.S. government bonds, municipal bonds, sovereign bonds, mutual funds, exchange traded funds, derivatives on securities market indices or exchange traded funds, money market instruments, bankers’ acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments (including repurchase agreements), shares of money market funds, interests in rarities, interests in collectibles, tangible commodities held in physical form, and currencies; (2) sales of Securities already held within an Account; (3) holdings within your Research Affiliates 401(k) account or another 401(k) account (excluding Securities that can be traded through a brokerage window within a 401(k) plan); and (4) acquisitions of Securities by way of gift, inheritance, corporate actions (e.g., stock dividends), stock option plans, or dividend reinvestment plans. Purchases of private securities is generally permitted but all such purchases must be reviewed and pre-approved by the CCO.

1.	Definitions

For purposes of this policy, the following definitions apply:

1.1 “Account”

“Account” means any arrangement where Securities are held. Account includes, but is not limited to a brokerage account, mutual fund account, retirement account, custodial account, 529 Plan, and college savings plan.

1.2 “Beneficial Interest” and “Beneficial Owner” of a Security

In general, an employee has a “Beneficial Interest” in any Security in which he or she has a direct or indirect financial interest. An employee is presumed to have a “Beneficial Interest” in any Security held by a spouse, minor children, relatives who share an employee’s home or other persons by reason of any contract or other arrangement that provides the employee with sole or shared voting or investment power over that Security.

For example, an employee generally would be the “Beneficial Owner” of Securities that are held: a) in his or her own name individually or with another in joint tenancy, community property, or other joint ownership; b) by a bank or broker as nominee or custodian on the employee’s behalf or pledged as collateral for a loan; c) by members of the employee’s immediate family sharing the same household; d) by a relative not residing in the employee’s home if the person is a custodian, guardian, or otherwise has or shares with the employee control over the purchase, sale, or voting of Securities; e) by a trust in which the employee is a trustee or beneficiary and has, or shares, the power to make

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purchase or sale decisions; f) by a partnership or limited liability company in which the employee is a general partner or managing member, respectively; g) in a portfolio giving the employee certain performance related fees; h) by another person or entity pursuant to any agreement, understanding, relationship, or other arrangement giving the employee direct or indirect pecuniary interest; or i) by a corporation in which the employee has a control position or in which the employee has or shares investment control over the portfolio Securities.

1.3 “Purchase or Sale of a Security”

“Purchase or Sale of a Security” means any direct or indirect (including through a managed account) purchase, sale, or transfer of a Beneficial Interest in a Security, including, among other things, the writing of an option to purchase or sell a Security or entering into any other contract for the purchase or sale of such Security, whether or not such contract is conditioned upon certain events.

1.4 “Security” or “Securities”

“Security” or “Securities” means a note, stock, treasury stock, bond, debenture, evidence of indebtedness, shares of open and closed-end investment companies including those of open-end ETF shares and UIT ETF shares, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option or privilege on any security (including a certificate of deposit) or any group or index of Securities (including any interest therein or based on the value thereof), or any put, call, straddle, option or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “Security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing. The terms Security and Securities also include any financial instrument whose value is determined by reference to a Security or Securities, as defined above (including futures, options on futures, swaps, forward contracts, and other derivative instruments).

2. PERSONAL SECURITIES TRANSACTIONS AND HOLDINGS REPORTING, certification, AND MONITORING

The PTCC system shall be used by the Company to record and monitor information regarding personal trading accounts and to monitor activity and transactions in those accounts. The PTCC system also facilitates employees’ electronic requests for pre-approval, reporting and certifications related to Securities transactions and Accounts.

Upon its adoption and quarterly thereafter, the employee shall be provided with a copy of this Personal Securities Trading and Reporting Policy, as then in force, via the PTTC system and shall (1) acknowledge receipt of these policies; (2) affirm having read the policies; and (3) affirm having been in compliance with these policies, as they were in force, since their previous affirmation. In addition, the employee shall update his or her current list of accounts, including the disclosure of other investments not held at a brokerage firm (e.g., participation in limited partnerships, private placements, joint ventures, etc.).

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2.1 New Employee Reporting – Initial Holdings and Brokerage Reports -- Consents

Each employee, during his or her compliance orientation meeting, will be introduced to the PTCC system, given an overview of the Compliance Manual including the Code of Ethics, and shall receive, complete, and return to the Compliance Department, copies of the Initial Brokerage Report and Initial Holdings Report forms within 10 days of beginning employment. These initial reports must contain information that is no older than 45 days before the employee was hired and must include, among other things, (1) the name of any broker, dealer, or bank with whom the employee maintains an account in which any Securities are held for the employee’s direct or indirect Beneficial Interest; and (2) the name, number of shares, and principal amount of each Security (except Non-Covered Securities defined below) in which the employee has direct or indirect Beneficial Ownership. The employee must also execute any necessary consent or instructions to his or her broker, dealer, or bank to authorize the automatic delivery of either i) statements, holdings and transaction data to Research Affiliates via the PTCC system; or ii) duplicate statements. Please note that Research Affiliates does not generally permit employees to have an Account that does not provide automatic data feeds through PTCC.

2.2 Accounts

An employee may not open a new Account with any broker, dealer, or bank, without obtaining the prior approval of the CCO or his delegate. Employees should use the Broker Account Request Form on the PTCC system to make requests for the pre-approval a new Account.

2.3 Quarterly Reporting of Transactions

Within 30 calendar days of each quarter end (by April 30, July 30, October 30, and January 30), the employee shall review, update, certify and submit a quarterly report of the information required by the Personal Investment Transaction Report (“PITR”) on the PTCC system for all Securities transactions in which the employee has or acquired any direct or indirect Beneficial Interest or in which the employee is a Beneficial Owner. Unless previously provided through the automated PTCC system and direct data delivery feeds arranged with the employee’s Account brokers, paper copies of all brokerage Account statements for the relevant quarter must be given or delivered to the Compliance Department.

The employee shall include on each quarterly PITR, transactions in shares of any mutual fund for which Research Affiliates acts as an investment adviser or sub-advisor.

2.4 Annual Holdings Reports

Before January 30 of each year, the employee shall review, update, certify and submit annual Securities and Account holdings information as of December 31 of the previous year on the PTCC system.

2.5 Securities not Subject to Reporting

Employees are not required to report the following “Non-Covered Securities”:

•	Transactions effected through an automatic investment plan in which regular, periodic purchases or withdrawals are made automatically in or from investment accounts in
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accordance with a pre-determined schedule and allocation (such as the Company’s 401 (k) Plan or a dividend reinvestment plan);

•	Shares of open-ended mutual funds for which Research Affiliates does not act as investment adviser or sub- advisor;
•	Securities that are direct obligations of the Government of the United States;
•	Money market instruments, bankers’ acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt instruments, including repurchase agreements;
•	Shares of money market funds; and
•	Interests in rarities, collectibles, tangible commodities held in physical form, or currencies.

Please note that although the employee is not required to report the above Non-Covered Securities, the employee is required to report all existing Accounts and obtain prior approval for any new Accounts, either of which may contain the above Non-Covered Securities.

3.	PRIVATE AND LIMITED OFFERINGS

An employee may not acquire, directly or indirectly, any Beneficial Interest in a Security offered as part of a limited or private offering, without obtaining the prior approval of the CCO. This includes any offering exempt from registration under the Securities Act. An employee should use the Private Placement Request Form on the PTCC system to submit his or her requests for pre-approval.

4.	Compliance Review

All PTCC system activity that warrants the Compliance Department’s attention will be reviewed timely. The Compliance Department will research and document each potentially material compliance issue as appropriate. If the Compliance Department believes that a compliance violation may have occurred, the enforcement procedures provided in the Company’s Code of Ethics will be followed.

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Disclosure of outside activities

Prior to engaging in an Outside Activity (described further below), employees must first complete the relevant Outside Activity Disclosure questionnaire using the PTCC system and discuss with their supervisor and CCO any such Outside Activity.   Employees must also complete through the PTCC system a quarterly certification regarding all Outside Activities.   Examples of Outside Activities that require prior disclosure are those where the employee will serve as a board member, trustee, employee, manager or officer of a for profit, non-profit, educational or charitable organization.  Other examples are activities in which the employee may spend any significant amount of time during their regular RA work day on such activity, an activity for which the employee may receive any monetary compensation, or an activity that could create any reputational risk or conflict with the interests of Research Affiliates or its clients.   Please note that volunteerism outside of the Research Affiliates work day is encouraged and exempted from this policy.  "Volunteerism" for purposes of this policy means donated time or services that are occasional in nature and which are outside of board, officer, committee or trustee positions of leadership since these leadership positions can still create risks or conflicts depending upon the nature of these types of activities.

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Recordkeeping Policies and Procedures

Research Affiliates is subject to specific recordkeeping requirements under the Advisers Act and other state and federal laws affecting our business. Research Affiliates is also subject to record keeping requirements under the 1940 Act for all Investment Company Act funds (mutual funds) it advises.

1. Time to Keep Records

We must make and keep true, accurate, and current books and records relating to our investment advisory business in an easily accessible place for not less than five (5) years. During the first two (2) years, these records must be maintained on site in our offices.

Our trading records, if any, must be maintained on-site in our office for the first two (2) years after the end of each calendar year. Applicable records relating to transactions with an Investment Company Act fund (mutual fund) must be preserved for six (6) years.

2. Storage

Unless otherwise noted below, original records may be archived electronically on micrographic media, including microfilm, microfiche, or any similar medium, or electronic storage media, including any digital storage medium or system that meets the terms of Advisers Act Rule 204-2.

3. Standard Retention

All records we retain must:

•	Be arranged and indexed in a way that permits easy location, access and retrieval of any particular record. (See Documentation Procedures.)
•	Provide promptly any of the following that the U.S. Securities and Exchange Commission (“SEC”) may request:
o	A legible, true, and complete copy of the record in the medium and format in which it is stored;
o	A legible, true, and complete printout of the record;
o	Means to access, view, and print the record; and
o	Separately store, for the time required for preservation of the original record, a duplicate copy of the record on any medium allowed by Rule 204-2.

4. Electronic Records

For records stored electronically, we shall:

•	Maintain and preserve the records so as to reasonably safeguard them from loss, alteration, or destruction;
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•	Limit access to the records to properly authorized personnel and the SEC; and
•	Reasonably insure that any reproduction of a non-electronic original record on electronic storage media is complete, true, and legible when retrieved.

5. Email

Records of all incoming and outgoing email communications shall be stored, arranged, and indexed like any other electronically stored records in a manner that permits easy location, access, and retrieval. We will separately store a copy of all emails as part of our Disaster Recovery Plan and establish procedures to reasonably safeguard the emails from loss, alteration, or destruction and limit access to these records to properly authorized individuals. Copies of all email communications will be maintained by an online service provider and backup tapes will be made and stored offsite and will be kept for the period required for that type of record, but for no less than five (5) years.

6. Trading Records

Since Research Affiliates outsources all of its trading activity to Parametric Portfolio Associates LLC (“Parametric”), all documentation of each order or instruction given or received for the purchase, sale, receipt, or delivery of any security as well as documentation of any amendment, modification, or cancellation of any such order or instruction is maintained by Parametric.

Parametric also maintains records of any and all confirmation of trade orders received from banks, brokers, dealers, or other counterparties received in connection with trades. This includes any and all records of electronic communication, such as email, as well as in physical hardcopy form.

7. Asset Allocation Recommendations

We shall maintain the initial and final asset allocation recommendations, including any modifications thereto, which are made and retained on behalf of any funds we sub-advise. We shall also maintain applicable internal working papers and other records or documents that are necessary to form the basis of any asset allocation recommendation.

8. Custody

Under federal securities law, Research Affiliates would be deemed to have custody of client assets if an affiliate acts as the General Partner to a limited partnership offered to clients. We do not have, and do not accept, physical care, or custody of the assets of any client. Custody shall be maintained with a Qualified Custodian (as defined in the Advisers Act), subject to certain safekeeping standards. If any client sends cash or other assets to us, or if an employee receives client assets for any reason, the employee should promptly notify the CCO who will take immediate and appropriate action to return the assets to the client or to deposit them with the designated custodian.

Research Affiliates complies with the requirements of the Advisers Act regarding custody and its monthly statements to managed accounts remind each client to compare their statement to the statement from their custodian.

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9. Portfolio Accounting Records

Unless otherwise noted, we will keep records for five (5) years from the year-end in which the composite or portfolio ceases to exist. The rules for retention include:

•	All accounts, books, internal working papers, and any other records or documents that are necessary to form the basis for or demonstrate the calculation of the performance or rate of return of any or all managed accounts or securities recommendations in a notice, circular, advertisement, newspaper article, investment letter, bulletin, factsheet, retrospective, or other communication that we circulate or distribute, directly or indirectly, to 10 or more persons (other than persons connected with Research Affiliates); provided, however, that with respect to the performance of managed accounts, the retention of all account statements, if they reflect all debits, credits, and other transactions in a client’s account for the period of the statement, and all worksheets necessary to demonstrate the calculation of the performance of rate of return of all managed accounts shall be deemed to satisfy these requirements.
•	Worksheets necessary to calculate performance (for so long as we use performance calculations resulting from such records, but not less than five (5) years, or, in the case of mutual funds, six (6) years).
•	Portfolio statements (6 years for mutual funds).
•	Custodial or brokerage statements (6 years for mutual funds).
•	List of portfolios in which we have investment discretion.
•	Management fee invoices.
•	Client letters (performance statements).
•	Limited partnership financial statements.

10. Client Documentation

Unless otherwise noted, five (5) years. The rules for retention include:

•	Advisory contracts and related amendments (any contracts with mutual funds or advisers to mutual funds must be retained for six (6) years).
•	Documentation supporting advisory contracts, e.g. trust agreements, corporate resolutions, and signature lists (any documentation supporting contracts with mutual funds or advisers to mutual funds must be retained for six (6) years).
•	New account set-up sheet (six (6) years for mutual fund portfolios).
•	Originals of all written communications received and copies of all written communication we send relating to:
o	Any recommendation made or proposed to be made and any advice given or proposed to be given;
o	Any receipt, disbursement, or delivery of funds or securities; and
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o	The placing or execution of any order to purchase or sell any security.

Note: We are not required to keep any unsolicited market letters or other similar communications of general public distribution not prepared by or for us.

•	A list or other record of all accounts in which we are vested with any discretionary power with respect to the funds, securities, or transactions of any client.
•	All powers of attorney and other evidences of the granting of any discretionary authority by any client to us.
•	All written agreements (or copies thereof) we have entered into with any client or otherwise relating to our business.
•	A copy of each written statement and each amendment or revision thereof, we have given or sent to any client or prospective client, such as Form ADV or a company brochure, and a record of the dates that each written statement and each amendment or revision thereof, was given, or offered to be given, to any client or prospective client who subsequently became a client.
•	All written acknowledgements of receipt obtained from clients evidencing receipt of Form ADV or company brochure.

11. Marketing Materials

Generally, five (5) years after the end of the fiscal year when last used. The rules for retention include:

•	All marketing materials used in advertising.
•	One-on-one presentations materials.
•	Responses to requests for proposal (“RFPs”) and requests for information (“RFIs”).
•	Research Affiliates is not required to keep any unsolicited market letters and other similar communications of general public distribution not prepared by or for Research Affiliates.
•	A copy of any notice, circular, or other advertisement offering any report, analysis, publication, or other investment advisory service to more than 10 persons. We are not required to keep a record of the names and addresses of the persons to whom it was sent; except that if such notice, circular, or advertisement is distributed to persons named on any list, we shall retain with the copy of such notice, circular, or advertisement a memorandum describing the list and the source thereof.
•	A copy of each notice, circular, advertisement, newspaper article, investment letter, bulletin, or other communication that we circulate or distribute, directly or indirectly, to 10 or more persons (excluding persons connected with Research Affiliates). If any of these documents recommend the purchase or sale of a specific security and does not state the reasons for the recommendation, then a memorandum from us indicating the reason.
•	All accounts, books, internal working papers, and any other records or documents that are necessary to form the basis for, or demonstrate the calculation of, the performance or rate of return of any or all managed accounts or securities recommendations in any notice, circular, advertisement, newspaper article, investment letter, bulletin, factsheet, retrospective, or other
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communication that we circulate or distribute, directly or indirectly, to 10 or more persons (other than persons connected with Research Affiliates); provided, however, that with respect to the performance of managed accounts, we shall retain all account statements (reflecting all debits, credits, and other transactions in an account for the period of the statement) and all worksheets necessary to demonstrate the calculation of the performance or rate of return of all such accounts.

•	All agreements with solicitors, evidence of our efforts to confirm compliance by any solicitors with such agreements, a signed and dated acknowledgment of receipt of our Form ADV Part 2A and 2B (or brochure containing the same information), the written disclosure statement and the Solicitor's Disclosure Document by each client in connection with any such solicitation agreement.

12. Compliance Records

Unless otherwise noted, the following records shall be kept for five (5) years:

•	Our Code of Ethics, as in effect at any time.
•	A list of all employees required, at any time, to make any report under our Code of Ethics and the reporting status of such employee.
•	Quarterly Political Contributions Certifications.
•	Personal Investment Transaction Reports/Certifications, each report/certification containing:
o	The date and nature of the transaction (i.e., purchase, sale, or other transaction).
o	The amount of the security (number of shares or units) traded and the unit or share price at which it was effected.
o	The title of the investment including, as applicable: the exchange ticker symbol or CUSIP number, interest rate and maturity date, and principal amount of each reportable security involved.
o	The name of the broker, dealer, or bank with or through whom the transaction was effected.
o	Whether the employee’s beneficial interest is direct or indirect.
o	The date the report/certification was submitted.
•	Initial Public Offering and Limited Offering Pre-Clearance Requests.
•	Initial and Annual Brokerage Reports.
•	Initial and Annual Holdings Reports/Certifications.
•	Acknowledgements of Receipt of Compliance Manual and understanding of policies and procedures.
•	Memos or other written communications regarding personal securities transactions review and documentation of related personal securities trading violations.
•	Electronic records of brokerage account holdings and securities transactions supplied by brokers to the PTCC system.
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•	Personal brokerage account statements, if applicable.
•	Our compliance policies and procedures, as in effect at any time.
•	Any records documenting our annual review of our compliance policies and procedures.
•	Any records documenting for the Board of Directors of any fund advised or sub-advised by Research Affiliates that is registered under the Act of 1940 a written report setting forth the following:
o	A summary of existing procedures to detect and prevent insider trading;
o	Full details of any investigation, either internal or by a regulatory agency, of any suspected insider trading and the results of such investigation;
o	An evaluation of the current procedures and any recommendations for improvement; and
o	A description of our continuing educational program regarding insider trading, including the dates of such programs since the last report to management.

13. Corporate and Accounting Records

Unless otherwise noted, the following records shall be kept for five (5) years:

•	Journal or journals, including cash receipts and disbursements records, and any other records of original entry forming the basis of entries in any ledger.
•	General and auxiliary ledgers (or other comparable records) reflecting asset, liability, reserve, capital, income, and expense accounts.
•	Financial statements (balance sheets, income statements, annual financial statements).
•	Trial balances.
•	Internal audit work papers.
•	Invoices.
•	Bank records (e.g., checkbooks, bank statements, canceled checks, and cash reconciliations).
•	Corporate/business tax-related documents.
•	Bills or statements (or copies thereof), paid or unpaid.
•	Records relating to our status as a limited liability company, including any charters, minute books, and evidence of interests shall be kept and maintained on our premises for three (3) years after we are registered as an investment adviser.
•	Records required to be created and maintained pursuant to the Disaster Recovery Plan.
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14. Human CAPITAL Records

All employment records are maintained and managed by the Vice President, Human Capital and Office Manager, and unless otherwise noted the following documents shall be kept for five (5) years:

•	Employment Application
•	Resume
•	Offer Letter
•	Employment Agreement
•	Payroll Authorization forms (W-4/EDD forms)
•	Records of change in payroll rate, title, etc.
•	Notices of leave of absence, etc.
•	Notices of commendation, warning, discipline or termination
•	Miscellaneous
o	Background checks
o	Reference checks
o	Investigative files for harassment, discrimination claims, etc.
o	I-9’s
o	Medical Enrollment Forms (may contain confidential medical information)
o	Family/Medical Leave request forms (if nature of illness is included)
o	Return to work releases
o	Worker’s compensation records
o	Any other medical information

15. Research Materials

Unless otherwise noted, the following materials should be retained for five (5) years (Please note that if the product of the research is used in marketing materials then review the time requirements above in the section for marketing materials):

•	Derivative-based products.
•	Equity-based products.
•	Research materials used to prepare and maintain models.

16. Proxy Voting Materials

Unless otherwise noted, the following materials should be retained for five (5) years:

•	Copies of all proxy voting policies and procedures required by Rule 206(4)-6 under the Advisers Act.
•	A copy of each Proxy received regarding client securities (we may rely on obtaining a copy of a proxy statement from the SEC’s EDGAR system).
•	A record of each vote cast on behalf of clients.
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•	A copy of each written client request for information on how Proxies were voted on behalf of the client, and a copy of our written response to any (written or oral) client request for information on how Proxies were voted on behalf of the requesting client. We may rely on proxy statements and records of proxy votes maintained with a third party such as a proxy voting service, provided that Research Affiliates has obtained an undertaking from the third party to provide a copy of the documents promptly upon request.
•	A copy of any document we created that was material to making a decision on how to vote Proxies on behalf of a client or that memorializes the basis for that decision.

17. other documents

Unless otherwise noted, the following documents should be kept for five (5) years:

•	Vendor contracts.
•	Any agreements relating to our business.
•	Mutual Funds. Records for all mutual funds we manage or sub-advise shall be maintained for six (6) years. All transactions relating to mutual funds shall be preserved for six (6) years.

18. Destruction of Documents

Employees shall not destroy any Company records at any time without first obtaining the written approval of the COO and CCO. If you have any questions regarding specific records and the applicable current retention period, contact the Compliance Department for current guidelines and policies.

19. Documentation Procedures

19.1 Safekeeping of Physical Documents

Any and all physical documents retained for safekeeping should be filed in the following manner:

•	Each department is responsible for the safekeeping and preservation of relevant hard copy documents. The Executive/Administrative Assistant for each department shall be responsible for documentation filing of their respective department.
•	Documents should be maintained and preserved in an organized manner readily available and easily accessible. Documents for the previous two (2) full calendar years must be maintained at our main offices with older documents stored and preserved in an appropriate documentation storage facility. Each department should keep and maintain a log of documentation files including the place of their location.
•	Documentation shall be stored in files with appropriate file labels to indicate its contents. The file labels should indicate at a minimum the subject matter, year and detail of the contents. The Executive/Administrative Assistant for each department shall be responsible for maintaining an inventory of all records stored at our main office and in storage.

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19.2 Labeling of Confidentiality

Any and all confidential documents, whether in electronic or physical hardcopy paper form, must be labeled “Confidential” in order to give notice of its confidentiality to those who come into contact with the document.

19.3 Electronic Documentation Storage and Maintenance

Storage and maintenance of electronic documents are discussed in various sections of this Manual. Please refer to the applicable section.

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ELECTRONIC COMMUNICATIONS AND SOCIAL MEDIA

All employees are reminded that Research Affiliates is subject to SEC regulations, thus all of our email and social media usage may be subject to recordkeeping requirements and disclosure to the SEC. Accordingly, all Research Affiliates business communications are to be made exclusively through Research Affiliates’ controlled services. Employees are not allowed to engage in Research Affiliates business communications through personal email accounts or other personal communication protocols. Use of the Internet by authorized personnel to distribute information on available Research Affiliates’ products and services must comply with all applicable laws and shall contain all applicable marketing and related disclosures.

Electronic Communications

1. Company-maintained systems

We use voicemail and electronic mail (“email”) systems to facilitate company business. Therefore, all messages sent, received, composed, and/or stored on these systems are the property of Research Affiliates. We maintain communication firewalls to prevent inappropriate communications and we have retained the services of an Internet-based company that mirrors and retains all in-coming and out-going emails on the Company email server.

2. No right to privacy

Research Affiliates may, at its discretion, access any employee's voicemail (outgoing and incoming), email messages, or instant messages at any time. Accordingly, an employee's outgoing voicemail message must not indicate to the caller that his/her incoming message will be confidential or private. The existence and use of password protection on the email and voicemail systems or any security around instant messaging are not intended to indicate that these forms of communication will remain private. Upon request from the COO or CLO, employees are required to notify the company of all passwords for both the company email and voicemail systems.

3. Erasure not reliable

All employees should be aware that erasing messages may not be permanent, and erased messages may still be retrieved for audit, examination, or review purposes. Therefore, employees should not assume an erased message will remain private.

4. Message access

Communications on the voicemail, email, or instant messaging systems are to be accessed only by the intended recipient and by others at the direct request of the intended recipient. However, Research Affiliates reserves the right, at its discretion, to access communications on any of these systems at any time. Any attempt by persons other than those authorized to access messages on any of these systems will constitute a serious violation.

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5. Harassment and discrimination

Messages on Research Affiliates’ voicemail, email or instant messaging systems are subject to the same policies regarding harassment and discrimination as are any other workplace communications. Offensive, harassing, or discriminatory content or inappropriate language such as profanity, in any message, is strictly prohibited, and any such use will subject the employee to disciplinary action, including termination.

SOCIAL MEDIA

For purposes of this Social Media Policy, “Social Media” includes all means of communicating or posting information or content of any sort on the Internet, including to your own or someone else’s web log or blog, journal or diary, personal web site, social networking, professional networking or affinity web site, web bulletin board or a chat room, as well as any other form of electronic communications. A Social Media messaging system includes any interface which allows one Social Media user to communicate with one or multiple other users, or which otherwise mimics an email, instant messaging, or similar system.

All employees are reminded to exercise good judgment and take care in their communications outside the workplace. The things an employee says and does can negatively affect how people think about that person and Research Affiliates. Employees should be especially careful when posting opinions on social websites. The casual nature of social websites can lead to misinformation and confusion about the views expressed and can cause embarrassment for both the individual and Research Affiliates. Remember that such postings are generally treated as public and may be widely viewed or circulated. Online networking sites, websites, online discussion forums, (e.g., Facebook, Twitter, and LinkedIn) and other web-based communications/third party websites generally consist of commentary on a defined subject and frequently include links to other sites pertaining to the same subject. While online networking sites can serve a useful function, if improperly used, these sites can result in sensitive information being disclosed, communications that have not been reviewed prior to dissemination, and information technology systems being subjected to viruses or other security breaches.

Research Affiliates operates in the highly regulated financial services industry and as such may be subject to laws and regulations regarding its communications with the public, including maintaining records of such communications. Note: Activities which are solely charitable in nature that are engaged in by Research Affiliates and/or its employees are not considered Research Affiliates business for purposes of Research Affiliates’ Social Media Policies and Procedures.

Accordingly, Research Affiliates has determined that except in the limited circumstances applicable to expressly authorized Research Affiliates business-related usage of Social Media outlined below, employees may NOT:

•	conduct Research Affiliates business through Social Media or any messaging system contained within a Social Media site;
•	list their Research Affiliates email address on any Social Media site (other than as provided for below);
•	use the Research Affiliates name (except that you may identify your affiliation with Research Affiliates provided you comply with the other requirements of this policy);
•	use any Research Affiliates logo or Research Affiliates related trademarks or service marks;
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•	post information about Research Affiliates, its products or strategies, any securities-related product, its strategic relationship partners or clients or their products or services, or any Research Affiliates employees;
•	disclose confidential information about work at Research Affiliates, including but not limited to clients, products or strategies, or otherwise;
•	make any statement that may be considered financial advice or might influence trading in a security;
•	post information that could damage the reputation of Research Affiliates;
•	use a social or personal website to conduct Research Affiliates business;
•	post, transfer, disclose or share any of the following:
o	material, non-public or insider information;
o	confidential or internally used information about or related to your work at Research Affiliates, including but not limited to clients, products or strategies, or otherwise;
o	trade secrets, including, but not limited to, information regarding the development of methodology, systems, processes, products, know-how or technology;
o	attorney-client privileged communications (i.e., text copied from communications between a lawyer in Research Affiliates’ Legal Department and a Research Affiliates employee, a summary of a conversation between a lawyer in Research Affiliates’ Legal Department and a Research Affiliates employee, or text copied from or a summary of any communication between an employee of Research Affiliates and an outside attorney or law firm);
o	Inappropriate materials that may include discriminatory remarks, harassment, threats of violence, bullying, or obscene, malicious, or similar inappropriate or unlawful conduct; or

o   Any false information or rumors.

Please keep in mind that you are personally responsible and potentially liable for any personal Social Media usage.

1. Business-Related Uses of Social Media

Acceptable business-related uses of Social Media include:

•	If the Compliance Department approves certain designated employees for posting of Research Affiliates related content to Social Media platforms; or

•	If a business related message or posting comes to you through a pre-approved Social Media messaging system and you respond to it only using your Research Affiliates email account (i.e., from your [employee]@rallc.com account, not via the Social Media messaging system from which it was received). However, if it is not possible for you to use your Research Affiliates email account to contact the person because there is no apparent email address, phone number or street address related to it, then you may use the Social Media messaging system to respond. You must limit that response to your Research Affiliates contact information (i.e., your Research Affiliates email account, office address and office telephone number) to facilitate any further communication only through your Research Affiliates email.
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Any other business-related use of Social Media requires pre-approval by the Compliance Department.

An employee that has been designated and approved to post Research Affiliates’ related content on the Company’s Social Media platforms may not use these platforms in a way that could be interpreted by the SEC to be directly or indirectly, publishing, circulating, or distributing any advertisement which refers, directly or indirectly, to any testimonial of any kind concerning Research Affiliates or concerning any advice, analysis, report or other service rendered by Research Affiliates. The SEC staff consistently interprets the term client “testimonial” to include a statement of a client's experience with, or endorsement of, an investment adviser. The SEC has stated that the use of “social plug-ins” by a client such as the “like” feature on a social media site could be viewed as a testimonial. Therefore, the following applies:

•	If any person or entity makes any statement about Research Affiliates or its employees through Research Affiliates’ Social Media platforms that could be viewed as a testimonial or an endorsement, neither Research Affiliates nor any of its employees are permitted to retweet, reply to, or take any other action which could result in a perceived attempt to republish, recirculate or distribute any such testimonial or endorsement;

•	If any person or entity is a client of Research Affiliates and such client makes any statement in conjunction with Research Affiliates’ Social Media platforms that could be perceived as a client testimonial or endorsement, such statement, if possible, should be immediately deleted in conjunction with providing sufficient notification of the same to the Compliance Group; and

•	Any relevant Research Affiliates’ social media platform functionality that could be used by Research Affiliates’ clients as a client testimonial or endorsement (e.g., a “like” on Facebook or LinkedIn, or an endorsement of skills on LinkedIn) should be disabled or deleted, if possible, to prevent such actions on the part of clients.

2.	Guidelines for Personal Use of Social Media

In connection with any personal use of Social Media (i.e., any use other than an acceptable business-related use of Social Media listed above), an employee may only list his or her Research Affiliates email address (i) on an accurate resume, work history or experience summary posted to the site; or (ii) on his or her LinkedIn profile page.

Please note that the only pre-approved social media site for employee personal use is LinkedIn, which may not be used for Research Affiliates business, unless approved by Compliance and communications and postings are archived.

Employees should follow the guidelines below:

•	if an employee chooses to list that he or she is employed by Research Affiliates and the person’s Research Affiliates title, this information must be accurate and up to date and must be identical to that employee’s official Research Affiliates title as on file with Research Affiliates’ Human Capital Management;

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•	an employee cannot make any posts which mention Research Affiliates, unless the employee has been approved by Compliance and there is archiving of the posts; and

•	with the exception of charitable related activities, unauthorized employees may not “like”, “recommend”, forward, share, comment to or indicate any support for Research Affiliates business postings through its Research Affiliates controlled social media platforms (e.g., Facebook, LinkedIn, or Twitter) or website or provide any other indications that could be interpreted as an endorsement, testimonial, advertisement or marketing related to Research Affiliates or its employees, products or services; and

•	any portfolio manager, person who is listed on the Research Affiliates Form ADV Part 2B, or a person who is a member of the Office of the Chair must disable the endorsement functionality on their personal LinkedIn page since any endorsements of such an employee by a client could be interpreted by the SEC as a client testimonial about that Research Affiliates employee and therefore an endorsement of Research Affiliates.

Employee usage of Social Media should also comply with Research Affiliates’ electronic communication policy.

3.	Monitoring of Social Media Usage

Research Affiliates may monitor employees’ usage of Social Media sites even if not accessed through Research Affiliates’ systems. Any usage by an employee involving a reference to Research Affiliates (whether business related or personal) that does not conform to these Policies and Procedures or any other relevant Research Affiliates policy may result in disciplinary action or compliance sanctions.

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GIFTS and ENTERTAINMENT POLICY

Research Affiliates has adopted a Gifts and Entertainment Policy in order to reduce real or perceived conflicts of interest and to assure compliance with limits and restrictions imposed by law. A conflict of interest occurs when your personal interests interfere or could potentially interfere with your responsibilities to the firm and our clients. You should not accept inappropriate gifts, favors, entertainment, special accommodations, or other things of material value that could influence decision-making. Similarly, you should not offer gifts, favors, entertainment or other things of value that could be viewed as overly generous or aimed at influencing decision-making or making a client feel obligated to you or the Company.

1. Receipt of Gifts

Generally, you may not accept from any individual or entity any gifts, services, or other things of more than an aggregate annual value of $100 without pre-approval from the CCO and you must use the PTCC system to request such prior approval. Unless excluded from this policy as described below, the PTCC system must be used to log all gifts received from persons or entities in or seeking to be in a contractual relationship with Research Affiliates. Excluded from this policy are i) gifts received in connection with a bona fide personal relationship (e.g., personal gift received in recognition of a life event, such as a birthday, baby shower, wedding, or anniversary); and ii) items of a purely promotional nature of a minimal value bearing the name or logo of the donor company.

2. giving of Gifts

Generally, you may not give to any individual or entity any such gifts, services, or other things of more than an aggregate annual value of $100 without pre-approval from the Chief Compliance Officer, which must be obtained by using the PTCC system. Under no circumstances may you give or offer any gifts to representatives of unions, ERISA plans, Taft Hartley Plans, or any governmental plans which exceed applicable federal or state individual, organizational or aggregate limits. Unless excluded from this policy as described below, the PTCC system must be used to log all gifts given to persons or entities with which Research Affiliates is or is seeking to be in a contractual relationship. The logging of all such gifts should be accomplished on a periodic basis, no less than quarterly, through uploading the Research Affiliates accounting system sourced gift expense related data into PTCC. Excluded from this policy are i) gifts given in connection with a bona fide personal relationship (e.g., personal gift given in recognition of a life event, such as a birthday, baby shower, wedding, or anniversary), and ii) items of a purely promotional nature of a minimal value bearing the applicable name or logo associated with the Company.

3. Cash Gifts

You may not give, offer, or accept cash gifts or cash equivalents to or from a client, prospective client, or any person or entity that does or seeks to do business with or on behalf of the Company.

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4. Entertainment

Any entertainment provided or received by an employee may not appear to be extravagant, excessive or affect the independent judgment of the recipient or given with the purpose to obtain, retain, or direct business. Providing entertainment is different than providing a gift since entertainment involves the presence of a Research Affiliates employee. Any questions regarding whether or not any entertainment given or received may violate this policy should be discussed with the CCO prior to providing or receiving any such entertainment. Under no circumstances may you give or offer any entertainment to representatives of unions, ERISA plans, Taft Hartley Plans, or any governmental plans which exceeds applicable state or federal individual, organizational or aggregate limits.

The PTCC system must be used to log all entertainment provided to persons or entities with which Research Affiliates is or is seeking to be in a contractual relationship. The logging of all such entertainment should be accomplished on a periodic basis, no less than quarterly, through uploading the Research Affiliates accounting system sourced, entertainment expense related data into PTCC.

5. ADDITIONAL Reporting

In addition to providing information using the PTCC system as described above, employees engaged in the activity of providing gifts and entertainment to persons or entities with which Research Affiliates is or is seeking to be in a contractual relationship are required to also submit appropriate documentation with their expense reports. The CCO will periodically review the PTCC logs of all gifts and entertainment related expenses and 1) compare these to the PTCC requests for preapproval submitted for all gifts given in excess of the $100 limit and 2) review entertainment expenses to make sure they are not in violation of the policies and procedures.

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Foreign Corrupt Practices Act

This policy is designed to ensure that Research Affiliates complies with the U.S. Foreign Corrupt Practices Act (“FCPA”). The FCPA makes it unlawful for any U.S. company to directly or indirectly bribe foreign officials in order to obtain, retain or direct business. Research Affiliates maintains a firm-wide policy to comply with the FCPA and all other applicable laws against bribery and other improper payments to foreign officials anywhere in the world.

Employees may not directly or indirectly provide anything of value to any foreign official (including any officer or employee, no matter how low-ranking or high-ranking, of a foreign government, government agency, government-owned enterprise or business, political party, or official or candidate for foreign political office) in order to assist Research Affiliates or one of its affiliates in obtaining, retaining or directing business. A foreign official includes any officer or employee of a foreign government or any department, agency or instrumentality thereof. Please note that although there are certain “safe harbors” to the FCPA’s prohibition on giving a payment or a thing of value to foreign officials, the use of any such “safe harbors” must be discussed with and approved in writing in advance by the CCO.

1.	General Rules

•	Direct payments made to foreign officials in order to obtain, retain, or direct business are prohibited.

•	Third-party payments are prohibited. Research Affiliates may not make payments to a third party, such as a foreign partner, sales agent, or other intermediary, with knowledge that all or a portion of the payment will be passed to a foreign official. Please note that RA would be deemed to know that an agent or other intermediary will make an improper payment if it is aware of, but consciously disregards, a “high probability” that such a payment will be made.

•	Any suspected violation of the FCPA must be immediately brought to the attention of the CCO.

2.	Limited Exceptions

The following sets forth exceptions to the above general prohibitions. Please note that any reliance upon the following exceptions requires the prior written approval of the CCO and payments will only be approved if the action is deemed appropriate and lawful by the CCO:

•	Certain small facilitating or expediting payments to foreign officials to ensure that they perform routine, nondiscretionary governmental duties.

•	Payment or reimbursement of reasonable and bona fide expenses of a foreign official (e.g., travel and lodging expenses) related to the promotion, demonstration or explanation of a product or service, or to the execution or performance of an agreement with a foreign government.

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3.	Record-Keeping and Internal Accounting Control Provisions

All employees, agents and others must maintain and report complete and accurate records with respect to all transactions undertaken on RA’s behalf, particularly transactions that may give rise to questions under the FCPA, including amounts paid to foreign partners, sales agents or other intermediaries. As such, every employee and others conducting transactions on RA’s behalf or on behalf of any affiliated entity must timely report to RA’s accounting department on a monthly basis, complete and accurate records with respect to any meals, gifts, entertainment, or anything else of value provided to any foreign official.

4.	Enforcement and Penalties

The FCPA is enforced jointly by the U.S. Securities and Exchange Commission (“SEC”) and the U.S. Department of Justice (“DOJ”). Violators are subject to severe civil and criminal penalties, up to and including imprisonment. The DOJ is responsible for all criminal prosecutions and for civil enforcement against privately-held companies. The SEC has civil jurisdiction over publicly-held companies.

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Political contributions POLICY

Political contributions made by investment advisers to state government officials have become an area of increasing scrutiny by regulators such as the SEC. The SEC has adopted Rule 206(4)-5 under the Investment Advisers Act of 1940 (Advisers Act) to protect the beneficiaries of state and municipal pension plans and their participants by limiting the ability of investment advisers to improperly influence the decisions of state and local governmental officials responsible for the hiring of investment advisers. Because Research Affiliates provides or seeks to provide investment advisory services to state or local pension funds, retirement systems or other governmental plans (“government entities”), it is obligated to monitor certain political activities engaged in and contributions made by the Company and its employees.

Under Rule 206(4)-5, a contribution is defined as any gift, subscription, loan, advance or deposit of money or anything of value made in connection with any election for federal, state or local office, political action committee (PAC), or local political party. Generally excluded are charitable contributions and the donation of time, such as volunteering and speeches, so long as Research Affiliates did not solicit the employee’s efforts and Research Affiliates’ resources such as office space, telephones and business equipment are not used for the activities.

Political contributions are not prohibited, but maximum limits do apply to contributions for state and local elections. Employees may contribute up to $350 to a candidate per state or local election (primary and general elections are separate) for whom they are entitled to vote, and up to $150 to a candidate per state or local election for whom they cannot vote. The possible consequences to Research Affiliates from employees or Research Affiliates making contributions exceeding the maximum amounts could be significant. SEC imposed penalties for violating Rule 206(4)-5 may include forfeiture of investment advisory fees (for a two-year period from the date the inappropriate contribution was made), as well as other fines and sanctions. Note: Political contributions to federal elections (Presidential, US Senate, US Congress and US House of Representatives) and PACs not controlled by Research Affiliates or the contributing party are excluded from the above contribution limits, assuming at the time of contribution the candidate did not hold a state or local government position. However, federal campaign law limitations may apply.

Research Affiliates and its employees are prohibited from soliciting or making political contributions for the purpose of obtaining or retaining advisory contracts with state and local government entities. Also prohibited are “solicitation” and “coordination” activities by Research Affiliates and its employees for state and local government campaign contributions. Activities considered to be solicitations include any fundraising attempts within the firm, or with family members, friends, neighbors or vendors, as well as bundling contributions for state and local candidates. In general, Rule 206(4)-5 provides that Research Affiliates and its employees are prohibited from doing anything indirectly, which, if done directly, would result in a violation of the Rule.

All employee political contributions and related activities under Rule 206(4)-5 shall be subject to pre-clearance by the Compliance Department. Within PTCC, employees must submit a Political Contribution Request along with providing answers to all of the questions asked within PTCC. The Compliance Department will review each submission and will either approve or deny the request. If the request has been approved, the employee may then proceed with the described political activity. Employees are required to complete a Political Contributions Certification via PTCC on a quarterly basis. Such certification shall provide a detailed description of political activities involved in, as well as political

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contributions made subject to Rule 206(4)-5 during the applicable reporting period. Research Affiliates will maintain appropriate books and records of each Political Contribution Request, compliance approval/denial, and each quarterly Political Contributions Certification record for the appropriate time required. Research Affiliates is also required to keep a list of all government plans to which it provides or has provided investment advisory services in the last five years.

Rule 206(4)-5 has a look-back provision that will prevent Research Affiliates from doing business with a government entity if it or its employees have made an impermissible contribution in the prior two years. This provision will not only affect the ability of Research Affiliates to do or to charge fees for certain advisory services until the applicable period lapses, but it will also be a consideration in the background checks of new employees. The contribution look-back period for an employee engaged in a marketing role is two years and the look-back period for an employee engaged in a non-marketing role is six months. Depending on the role (marketing or non-marketing) a new employee fills, prior contributions made during the applicable look-back period can trigger a Rule 206(4)-5 violation. As such, Research Affiliates requires disclosure of prior political contributions made within the prior two-year period as part of the due diligence and background check conducted on new employees. Please note that because of when Rule 206(4)-5 went into effect, this look-back provision only applies to contributions made on or after March 14, 2011.

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Enforcement

If the CCO believes that an employee may have materially violated this Code of Ethics, the employee shall have an opportunity to explain the circumstances of the potential, material violation and supply additional explanatory material. Following a review of such material and any investigation deemed appropriate, the CCO shall make a preliminary determination of whether a material violation has occurred.

The CCO shall determine whether a material violation has occurred and impose and enforce any remedial action. The CCO shall consider all relevant facts and circumstances, the nature and seriousness of the violation, the extent to which the violation reflects a willful disregard of the employee’s responsibilities under this Code of Ethics, and the employee’s history of compliance or non-compliance with this Code of Ethics. Material and repeat violations will be reported by the CCO to the Chief Legal Officer, who may in turn report such violations to the Office of the Chair.

Sanctions may include, but are not limited to:

  Oral warnings;
  Written censures (a copy of which would be placed in the employee’s personnel file);
  Restrictions on personal trading for a period of time;
  Disgorgement of profits from the transaction that violates these Policies or restitution to any affected clients or funds;
  Required reversal of the transaction that is in violation of these Policies;
  Monetary fines;
  Suspension of employment;
  Termination of employment;
  Civil and/or criminal referral to the SEC or other appropriate authorities.

Failure to comply with any sanction may result in additional or more severe sanctions being imposed.